					EXHIBIT 12.2
					Page 1
OHIO EDISON COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2002	2003	2004	2005	2006
	(Dollars in thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$356,159	$292,925	$342,766	$330,398	$211,639
Interest and other charges, before reduction for amounts capitalized	144,170	116,868	74,051	77,077	90,952
Provision for income taxes	255,915	241,173	278,303	309,995	123,343
Interest element of rentals charged to income (a)	102,469	107,611	104,239	101,862	89,354

Earnings as defined	$858,713	$758,577	$799,359	$819,332	$515,288

FIXED CHARGES AS DEFINED IN REGULATION S-K:
Interest on long-term debt	$119,123	$91,068	$59,465	$58,709	$71,524
Other interest expense	14,598	22,069	12,026	16,679	18,832
Subsidiaries’ preferred stock dividend requirements	10,449	3,731	2,560	1,689	597
Adjustments to subsidiaries’ preferred stock dividends
to state on a pre-income tax basis	2,661	3,014	1,975	1,351	651
Interest element of rentals charged to income (a)	102,469	107,611	104,239	101,862	89,354

Fixed charges as defined	$249,300	$227,493	$180,265	$180,290	$180,958

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES	3.44	3.33	4.43	4.54	2.85

(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.

					EXHIBIT 12.2

OHIO EDISON COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES PLUS
PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)

	Year Ended December 31,
	2002	2003	2004	2005	2006
	(Dollars in thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$356,159	$292,925	$342,766	$330,398	$211,639
Interest and other charges, before reduction for amounts capitalized	144,170	116,868	74,051	77,077	90,952
Provision for income taxes	255,915	241,173	278,303	309,995	123,343
Interest element of rentals charged to income (a)	102,469	107,611	104,239	101,862	89,354

Earnings as defined	$858,713	$758,577	$799,359	$819,332	$515,288

FIXED CHARGES AS DEFINED IN REGULATION S-K PLUS
PREFERRED STOCK DIVIDEND REQUIREMENTS
(PRE-INCOME TAX BASIS):
Interest on long-term debt	$119,123	$91,068	$59,465	$58,709	$71,524
Other interest expense	14,598	22,069	12,026	16,679	18,832
Preferred stock dividend requirements	16,959	6,463	5,062	4,324	5,149
Adjustments to preferred stock dividends
to state on a pre-income tax basis	7,034	5,264	4,072	3,758	3,263
Interest element of rentals charged to income (a)	102,469	107,611	104,239	101,862	89,354

Fixed charges as defined plus preferred stock
dividend requirements (pre-income tax basis)	$260,183	$232,475	$184,864	$185,332	$188,122

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS
(PRE-INCOME TAX BASIS)	3.30	3.26	4.32	4.42	2.74

(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.